EXHIBIT 5

MidAmerican Energy Holdings Company
P.O. Box 657
Des Moines, Iowa 50303-0657
(515) 242-4099 Telephone
(515) 281-2460 Fax
E-mail: pjleighton@midamerican.com

Paul J. Leighton
Vice President, Assistant Corporate Secretary & Assistant General Counsel

December 10, 2007

MidAmerican Energy Holdings Company
666 Grand Avenue
Des Moines, Iowa 50309

Ladies and Gentlemen:

I am the Assistant General Counsel of MidAmerican Energy Holdings Company, a corporation organized under the laws of the State of Iowa (the “Company”), and have acted as counsel to the Company with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about December 10, 2007, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an aggregate of $45,000,000 of the Company’s Deferred Compensation Obligations (the “Obligations”), issuable under the MidAmerican Energy Holdings Company Long-Term Incentive Partnership Plan (the “LTIP Plan”) and the MidAmerican Energy Holdings Company Executive Voluntary Deferred Compensation Plan (the “Executive Plan”) (the LTIP Plan and Executive Plan collectively referred to herein as the “Plans”).

I have examined, among other things, originals and/or copies (certified or otherwise identified to my satisfaction) of such documents, papers, statutes and authorities as I have deemed necessary to form a basis for the opinion hereinafter expressed.  In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me.  As to various questions of fact material to my opinion, I have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, I am of the opinion that the Obligations have been duly authorized for issuance and, when issued in accordance with the terms of the Plans, will be legal, valid and binding obligations of the Company, except that the enforceability of the Obligations may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, regardless of whether that enforceability is considered in a proceeding in equity or at law.

This opinion is limited to the general business corporation law of the State of Iowa and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Paul J. Leighton
Paul J. Leighton
Assistant General Counsel